Exhibit 10.27

December 6, 2007
Richard Furino
Re: Separation Agreement and Release of Claims
Dear Rick:
This letter is to formally confirm our agreement with you with respect to your separation from Callidus Software Inc. (“Callidus Software” or the “Company”). This agreement includes the separation and release terms that are a necessary part of such agreements with the Company. To ensure that there are no ambiguities, this letter explains in detail both your rights and obligations and those of the Company upon separation of your employment and your full release of any and all claims against the Company.
Your employment with Callidus will formally end upon the close of business January 31, 2008 (“Separation Date”). Upon your Separation Date we will provide you the following benefits:
1.	You will receive a final check with your base salary pay up to and including your Separation Date and any vacation pay that has accrued to that date, minus applicable withholding taxes.

2.	If you are contributing to Callidus Software’s 401(k) Plan, your contributions will cease upon your Separation Date.

3.	If you are a beneficiary to Callidus’ life insurance coverage, your coverage will cease upon your Separation Date.

4.	Callidus will pay any reasonable Callidus business expenses incurred by you prior to the Separation Date, so long as you properly submit the appropriate documentation to Patricia Ducote in Accounting within 30 days of your Separation Date.

5.	Vesting on stock options that have been granted to you will cease upon your Separation Date. You will have 90 days, until April 30, 2008, from your Separation Date to exercise any vested shares. Should you need assistance or have any questions on the process and necessary items to exercise such shares, please contact Virginia Sajor at (408) 808-6597.

6.	If you are participating in the Employee Stock Purchase Plan (ESPP), your participation will cease on your Separation Date and any money that has been deducted from your paycheck up to this point will then be refunded to you in your final check.
You understand and agree that Callidus may deduct any unpaid company credit cards (AMEX), phone cards, and equipment replacement costs for Callidus equipment assigned to you (other than the computer equipment set forth below) that has not been returned, from any final amounts owed to you under your employment or this separation letter.

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

Callidus and you have agreed to additional benefits to be provided to you, to which you would otherwise not be entitled, in exchange for you signing a Release of Claims as part of this separation agreement. Specifically, once you have signed this letter below indicating your agreement to these terms, and after your Separation Date you have additionally signed the attached Release of Claims document, and the revocation period has expired, then:
1.	Callidus will provide you with the equivalent of an additional 7 months of base pay less applicable taxes, withholdings and deductions.

2.	You will be eligible to receive your Q4 2007 bonus if the executive targets are achieved. You will not be eligible for any prorated bonus for the period from January 1, 2008 to January 31, 2008.

3.	Callidus will provide you with an additional payment to cover 7 months of COBRA health coverage, less applicable taxes, withholdings and deductions, commencing on the month following your Separation Date.

4.	Callidus will permit you to retain your current laptop computer as well as your PDA as long as you transfer the financial responsibility for the PDA service from the company account to your personal financial responsibility as of January 31, 2008.
In addition to signing a Release of Claims document substantially similar to the attached document, the additional benefits as outlined above are also contingent upon your full cooperation in the transition of any job duties which you are currently assigned or working on, your agreement to comply with the obligations and the terms of this separation agreement, your continued compliance with the attached Employment, Confidential Information and Invention Assignment Agreement which you have signed, your agreement to work in your current role through December 31, 2007 as the Senior Vice President Worldwide Client Services, and to then work as an offsite employee who will be available, responsive and cooperative in supporting the Company from January 1, 2008 through January 31, 2008. You acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. In accordance with the attached Employment, Confidential Information and Invention Assignment Agreement, and as a term of this separation agreement, you agree not to disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so. You agree that, for a period of twelve (12) months immediately following the Separation Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or attempt to so solicit, induce, recruit, or encourage employees of the Company, either for yourself or on behalf of any other person or entity.
You and Company both agree that neither of you will impugn each other or the business of the Company, including the use of defamatory statements towards each other, the company, officers, directors, or former or current employees.

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

You agree, acknowledge, and understand that failure by you to meet your obligations and commitments as outlined herein including, but not limited to those regarding confidentiality, non-solicitation, and cooperation will result in damages by you to Callidus in the amount of  the additional benefits and considerations outlined above. If such payments have already been made to you, you agree to immediately repay the amounts Callidus paid to you. You agree that these legal rights are in addition to any other legal rights or claims Callidus may have against you.
From January 1, 2008 to January 31, 2008, during the time you are still an employee of Callidus, you agree to abide by the provisions of the Callidus Employee Handbook, including the Conflicts of Interest and Business Opportunities policy, which provides that you will not work in any capacity, for a competitor, customer or supplier while employed by Callidus. You are permitted to accept part time consulting work which work would not be a conflict and would be in compliance with the Callidus Employee Handbook Conflict of Interest and Business Opportunities policy and which does not interfere with your availability to Callidus.
 If, after carefully reviewing these terms and conditions, you wish to accept these terms as outlined, then please sign below indicating your agreement. Note however that the final Release of Claims document will be provided to you for signature on your actual Separation Date of January 31, 2008.
We wish you the best of success in your future endeavors.
Sincerely,
/s/ Leslie Stretch

Leslie Stretch
Chief Executive Officer
Callidus Software Inc.
Encl.	Accepted and agreed on Dec. 6, 2007.

	By:	/s/ Richard Furino Richard Furino

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

RELEASE OF CLAIMS
     Release of All Disputes and Causes of Action. Employee hereby fully and forever releases, on behalf of himself and his respective heirs, the Company, which includes its executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, of and from any cause of action, whether in law or in equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date upon which the Employee executes this Agreement including, without limitation,
     (a) any and all causes of action relating to or arising from Employee’s employment relationship with the Company and the separation therefrom;
     (b) any and all causes of action for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
     (c) any and all causes of action for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq., but excluding the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act and any other state, federal or local statute or law which prohibits the release of claims generally or absent court, agency or other approval;
     (d) any and all causes of action for violation of the federal, or any state, constitution; and
     (e) any and all attorneys’ fees and costs.
     The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete and general release as to the matters released. It is the intention of the parties in executing this Agreement that it shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for its dismissal. This release does not extend to any obligations incurred under this Agreement.

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

     Civil Code Section 1542. The Employee represents that he is not aware of any disputes or causes of action he has other than the disputes and causes of action that are released by this Agreement. Employee acknowledges that he is familiar with the provisions of California Civil Code Section 1542, or any similar provision contained in the laws of the state in which Employee resides, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of this code section, nonetheless agrees to expressly waive any rights he may have under it, as well as under any other statute or common law principles of similar effect.
     Time To Consider Agreement; Knowing and Voluntary Agreement. Employee understands and agrees that: (a) Employee has had up to 21 days within which to consider this Agreement before executing it; (b) Employee has reviewed all aspects of this Agreement; (c) Employee has carefully read and fully understands all of the provisions of this Agreement; (d) Employee understands that in agreeing to this document he is releasing the Company from any and all causes of action or lawsuits he may have against it; (e) Employee knowingly and voluntarily agrees to all the terms set forth in this Agreement; (f) Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this agreement; (g) Employee has a full seven (7) days following the execution of this Agreement and has been and hereby is advised in writing that this Agreement will not become effective or enforceable until the revocation period has expired. To revoke, the Employee must send a written statement of revocation by certified mail to Leslie Bowers, Vice President, Human Resources, Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113; and (h) Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of this Agreement is executed are not waived.
     No Pending or Future Lawsuits. Except as described below, Employee agrees not to file any lawsuit or bring any cause of action against the Company or any other person or entity referred to herein, in any court or administrative agency, with regard to any dispute, demand, liability or obligation arising out of Employee’s employment with the Company or separation therefrom. Employee further represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly to [8] employment with the Company; however, nothing in this Agreement precludes Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (EEOC) or other federal, state or local governmental agency. In addition, in spite of this Agreement, the Employee still retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and ADEA before a court, the EEOC, or any state or local agency permitted

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

to enforce those laws, and this release does not impose any penalty or condition for doing so. The Employee understands, however, that if he successfully pursues a claim against the Company under the OWBPA or the ADEA, the Company may seek to set off the amount paid to him for signing the release against any amount he obtains. If Employee unsuccessfully pursues a claim against the Company under the OWBPA or the ADEA, then the Company may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.
     No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President and Chief Executive Officer (“CEO”) of the Company.
     Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement consistent with federal law and this Agreement.
     Enforcement.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be heard before a neutral arbitrator selected from a list provided by and in accordance with the rules of the Judicial Arbitration and Mediation Service (JAMS) in the jurisdiction in which the Employee worked. The arbitrator’s decision and/or award shall be final and binding.  The Parties agree that the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys fees and costs incurred to enforce this Agreement.
     Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
     Governing Law. This Agreement shall be governed by the laws of the State of California.
     Effective Date. This Agreement is effective on the eighth (8th) day after it has been signed by both Parties provided the Employee has not revoked the Agreement during the previous seven (7) day period.
     Non-Admission of Liability. The parties agree that this Agreement is a compromise of all claims disputed between Employee and the Company and is not and shall never be treated as an admission of liability of any kind to Employee or any other person by the Company for any purposes whatsoever.
     Entire Agreement. This Agreement, and the other agreements referenced herein, represent the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company.

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL OF THE TERMS OF THE GENERAL RELEASE AGREEMENT IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Agreed and Accepted:

Richard Furino	Date

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com